EXHIBIT 99.2

August 4th, 2022
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q2 2022 Earnings Call

Jalene Hoover
Vice President, Investor Relations, GoPro, Inc.

Enclosed is GoPro’s second quarter 2022 earnings report. Following this brief introduction is management commentary from GoPro’s CEO, Nicholas Woodman, and CFO and COO, Brian McGee. This commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today, including but not limited to uncertainty related to the duration and impact of the COVID-19 pandemic and the war in Ukraine. This means that results could change at any time. Our commentary about our business results and outlook is based on the information available as of today’s date, and we do not undertake any obligation to update these statements as a result of new information or future events. To better understand the risks and uncertainties that could cause actual results to differ from our commentary, we refer you to our most recent annual report on Form 10-K for the year ended December 31, 2021, which is on file with the Securities and Exchange Commission (“SEC”) and as updated in future filings with the SEC including the Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss, EBITDA as well as basic and diluted net profit and loss per share in accordance with GAAP and on a non-GAAP basis. We believe that non-GAAP information is useful because it can enhance the understanding of our ongoing economic performance. We use non-GAAP reporting internally to evaluate and manage our operations, and we choose to provide this information to enable investors to perform comparisons of operating results in a manner similar to how we analyze our own operating results. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, which is posted on the investor relations section of our website.

In addition to the earnings press release, we have posted slides containing detailed financial data and metrics for the second quarter of 2022. These slides, as well as a link to today’s live webcast and a replay of this conference call are posted on the investor relations section of GoPro’s website for your reference. Unless otherwise noted, all income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

In Q2 2022, GoPro delivered a fifth consecutive profitable quarter on a GAAP basis ($0.02 in Q2’22) and our eighth consecutive quarter of profitability on a non-GAAP basis ($0.08 in Q2’22). Camera sell-through out-paced expectations and we drove significant year-over-year growth in subscribers and subscription revenue.

Revenue and non-GAAP EPS in Q2 exceeded expectations at $251 million and $0.08 per share, respectively. Direct to consumer revenue increased nearly 9% year-over-year to $95 million, or 38% of revenue. And subscription and service revenue hit a new quarterly milestone of $20 million, positively impacting our bottom line.

Our subscription service continues to be a powerful financial engine for GoPro and represents our fastest-growing, highest-margin and most profitable product. We ended Q2 with 1.91 million GoPro subscribers – a 65% year-over-year increase of 754,200 subscribers, and are on the cusp of surpassing two million GoPro subscribers, which translates into $100 million in annual recurring subscription revenue with gross margin of 70-80%.

Subscriber growth continues to benefit from high attach-rates in the mid to upper 90%s on camera purchases at GoPro.com as well as from low to mid 30%s attach rates (up from the high teens year-over-year) among customers who purchased their GoPro at retail and later subscribed via our app. We expect subscription growth to continue as we add significant new features and benefits on an ongoing basis – including our planned roll out of cloud-based editing later this year and a robust, sync’d mobile, cloud and desktop experience coming in 2023.

As fall approaches, it’s time to start getting excited about our upcoming new product launches. We are on track to wow customers with two new cameras, innovative accessories, and a significantly updated software experience. GoPro is no longer just a hardware business. Just as we ushered in a new era of capture innovation with our Emmy-Award winning cameras, we expect to make our mark in digital content management and creation with exciting new software-based products and services. From a technology and brand standpoint, we believe we’re well positioned to help people get the most out of their content in convenient and exciting ways – providing us with the opportunity to acquire, engage and retain subscribers in a meaningful, TAM-expanding way. As financially impactful as our subscription service is today, we expect it to be even more so as we roll out additional subscription-based software products starting this fall.

GoPro has also significantly improved our engagement with consumers online and via our customer service touchpoints. In the first half of 2022, we significantly increased direct communication with consumers on social platforms, answering product questions and addressing customer support inquiries to educate consumers as well as to demonstrate our commitment to being present and supportive as a brand. We also focused our customer support efforts on efficiently resolving common issues without the need for a live agent while accelerating the resolution of escalated support cases when an agent is needed. As a result, we’ve seen improvements in CSAT and NPS scores that firmly rank GoPro’s customer support performance amongst the very best consumer and retail brands in the world.

We’re also excited about the personalized shopping improvements we’re making at GoPro.com. We continue to advance our ability to serve new and existing customers at the individual level, which helps drive conversion. We’re improving our ability to target key customer segments with intuitive shopping tools like our newly released “Shop by Activity” pages that curate expertly designed bundles for a specific sport or activity. And at the macro level, we’re tailoring our products to better meet the more specialized needs of our customers. For example, the successful launch of HERO10 Black Creator Edition earlier this year, which pairs some of our highest-end accessories with our flagship HERO10 Black camera to deliver the ultimate “Hollywood in your Hand” solution for aspiring, pro-minded content creators, serves as proof that we can grow our business by offering tailored solutions to customer segments with specialized needs.

All our efforts – whether refining the shopping experience for our customers, developing and launching world-class products, or navigating the current business environment – are possible because we continue to attract, retain and engage world class talent. Our employee-first approach to flexible and remote-work continues to pay off. Employee satisfaction and engagement levels remain at historic highs. And enabling remote work opportunities for each of our employee regions around the world remains a priority as the data is clear – our approach is resulting in engaged and productive employees who are helping GoPro achieve consistently solid performance.

GoPro shined during the first half of 2022, and we are poised to maintain that momentum with an exciting flurry of new hardware and software products slated for launch in the back half. We believe our business fundamentals are as strong as our roadmap, and we feel encouraged by our customers’ growing engagement with our products and services.

This Q4, we plan to deliver the next level of convenience and capability for our customers, and most notably for our subscribers, in a manner that we expect will only add to our momentum. It’s an exciting time at GoPro and we’re grateful for your support and participation in our growth story.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

We continued to deliver solid financial performance in Q2. Second quarter 2022 EPS was $0.02 per share on a GAAP basis and $0.08 per share on a non-GAAP basis. Subscription and service revenue grew 71% year-over-year to $20 million. Based on sell-through, demand for our cameras was at the high-end of guidance at 700,000 units, and we reduced channel inventory slightly, putting us in a solid position as we head into the back half of 2022.

Notable second quarter performance highlights follow:
•Revenue was $251 million
•Direct-to-consumer (DTC) revenue grew 9% year-over-year to $95 million, or 38% of revenue
•Europe and Asia Pacific delivered year-over-year revenue growth against macro headwinds
•Sell-through units were 700,000
•Street ASP was $392, up 13% from $345 in Q2’21
•Subscription and service revenue grew 71% year-over-year to $20 million
•GoPro subscribers grew 65% year-over-year to 1.91 million
•Quik subscribers grew 270% year-over-year to 276,000
•GAAP EPS was $0.02, our fifth consecutive profitable quarter on a GAAP basis
•Non-GAAP EPS was $0.08, our eighth consecutive profitable quarter on a non-GAAP basis
•Adjusted EBITDA (EBITDA) was $17 million
•Repurchased $12 million of GoPro stock ($22 million cumulatively in 1H 2022) under the current $100 million buy-back authorization

We ended Q2’22 with over $320 million in cash, cash equivalents and marketable securities (collectively “Cash”), with second quarter Cash net of debt at $179 million, up 258% from $50 million of Cash net of debt in Q2’21. Our first to second quarter 2022 Cash balance roll forward:

$ million
Cash at 3/31/22	$450
Convert debt payment + interest	(127)
Stock repurchases	(12)
Working capital	(6)
EBITDA	17
Cash at 6/30/22	$322

Actual Q2’22 results compared to guidance for the same period follows:

Second Quarter 2022 Results and Prior Guidance

	Q2’22 Results		Q2’22 Guidance
Revenue	$251	M	$240M +/- $5M
Unit sell-through	700k		675k +/- 25k
Street ASP	$392		~$400
Gross margin	38.5%		40.5% +/- 50bps
Non-GAAP earnings per share	$0.08		$0.06 +/- $0.02

Three items negatively impacted second quarter gross margin by $4.5 million, or 140 basis points, relative to our guidance, as well as on a year-over-year basis:

1.Fx from a strengthening U.S. dollar negatively impacted revenue and gross margin by $2.5 million versus guidance, and approximately $8 million in Q2 year-over-year;
2.Delay in high margin new accessory availability to Q3’22 resulted in a one-time margin impact of $1.5 million; and,
3.Higher freight costs negatively impacted gross margin dollars by $0.5 million.

We managed to offset these impacts through operating expense savings to preserve profitability, cash and deliver non-GAAP EPS at the high end of guidance for the quarter. We expect to continue to navigate a strong U.S. dollar through the second half of 2022.

Second quarter revenue of $251 million was up less than 1% year-over-year, reflecting a 12% decline in camera units offset by a 13% increase in Street ASP, despite the unfavorable impact of the strong U.S. dollar. On a year-over-year basis, Fx negatively impacted revenue by approximately $8 million. On a constant currency basis, the $8 million Fx impacted revenue growth, which would have been approximately 4%.

The decline in camera units on a year-over-year basis is due to eliminating low-end cameras from our line-up, which positively impacted our ASPs. In Q2’22, cameras with suggested retail prices of $400 and above made up 93% of our camera revenue, up from 77% in Q2’21.

Q2’22 sell-through was at the high-end of expectations at 700,000 units, down 15% year-over-year. As we’ve discussed previously, shifting our ASPs up the price curve affords us greater earnings power. If we narrow the lens on our Q2’22 sell-through to the $300 and above price point, our year-over-year unit sell-through declined only 2%. Strong second quarter demand drove down channel inventory below 600,000 units, consistent with expectations.

Street ASP is defined as total reported revenue divided by camera units shipped. Q2’22 Street ASP was $392, up 13% from $345 in Q2’21, and largely attributable to growth in subscription revenue and the continued shift of our camera portfolio up the price curve.

Revenue from retail and direct-to-consumer channels in the second quarter was $156 million and $95 million, respectively, representing a year-over-year decline of 4% and growth of 9%, respectively.

Looking at revenue by geography, year-over-year, Asia Pacific and Europe grew 26% and 17% respectively, while the Americas declined 14%. We are especially pleased with the continued growth in Europe and the emergence of growth in Asia Pacific.

On a percentage basis, second quarter 2022 DTC revenue was 38% of revenue, up from 35% in Q2’21. DTC product sales in international markets increased 7% year-over-year as we gained more share in Asia Pacific and Europe. As a reminder, direct-to-consumer revenue includes all revenue generated from GoPro.com including camera, accessory, and subscription and service revenue.

Subscription and services are integral to our strategy and represent our fastest growing and most profitable revenue stream, generating 70-80% gross margin. Second quarter subscription and service revenue grew to $20 million, or 8% of revenue, up 71% year-over-year. As Nick shared, we have several initiatives under way that we expect will drive continued growth in subscriptions and engagement.

GoPro subscriber count increased 65% year-over-year to 1.91 million, with new subscriber attach rates on GoPro.com holding in the mid to upper-90’s. Retail attach was in the low to mid 30%s, as expected, nearly doubling from the high teens in the year ago quarter.

Annual subscriptions represented 84% of total subscriptions, up from 73% in Q2’21 and from 24% in Q2’20. We are pleased with the continued migration of GoPro subscription plans to annual from monthly, which improves overall retention.

Our Quik mobile subscription also continues to do well with subscribers growing more than 270% year-over-year, to 276,000 in Q2’22, up from 74,000.

Second quarter operating expenses increased 3% year-over-year, to $82 million, largely due to increases in marketing and advertising expenses. We also added critical headcount to support our innovation roadmap.

Turning to the balance sheet, days sales outstanding was 32, down slightly from 35 days in Q2’21.

Inventory in Q2’22 was $126 million, while Q2’22 days of inventory was 74 days, down from 85 in Q1’22 and up from 64 days year-over-year.

Shifting focus to the second half of 2022, it’s important to address key macro dynamics impacting our business and contemplated in our guidance:

•As has been widely reported, Big Box retailers are actively reducing their inventories along with weeks of supply. In terms of retail channel inventory, we believe we are well-positioned from a weeks of inventory (WOI) perspective at approximately 9-10 weeks. However, we expect retailers to generally reduce WOI in the second half, which could impact our sales into the channel.

•We expect the U.S. dollar to stubbornly remain at current levels relative to the Yen, Euro, Australian dollar and GB Pound. The year-over-year Fx impact to GoPro based on the mid-point of guidance for revenue, gross margin and earnings is approximately $10 million and $11 million in Q3 and Q4 of 2022, respectively, or twice as much as in the first half of 2022. For 2022, based on our outlook, we expect the overall Fx impact to revenue, margin and earnings to be approximately $33 million compared to 2021.

•Inflation, rising interest rates and other macro-economic issues may impact demand as well as competition for share of wallet.

For 2022, we expect to sell between 2.9 million and 3.1 million units, which is down from our prior guidance of approximately 3.2 million units, as well as year-over-year. Note that we expect unit sales in the second half of 2022 to grow nearly 60% compared to the first half of 2022, up from 46% in the same period in 2021. This reflects continued strong demand heading into Q3, and is fueled by the launch of two new cameras rather than one flagship camera in the second half, as well as our planned roll out of cloud-based editing later this year. We expect ASPs in 2022 to increase 8% over 2021, despite the estimated $33 million year-over-year impact from a stronger U.S. dollar.

We anticipate 2022 DTC revenue mix to hold relatively consistent with 2021, in the mid 30%s.

We continue to effectively manage the supply chain, with third quarter inventory secured and the fourth quarter pipeline well-developed.

We expect to be just under 2.1 million GoPro subscribers at the end of the third quarter and end the year at 2.2 million, which is 40% annual growth in GoPro subscribers, and represents more than $80 million in subscription and service revenue in 2022. Looking forward, our targeted 2022 exit rate of 2.2 million GoPro subscribers translates into annual recurring revenue of more than $100 million at 70-80% gross margin. It’s also worth highlighting subscription seasonality. We have historically experienced the highest growth in subscribers from retail attach rates in the first quarter of the year, following the seasonally high fourth quarter holiday period.

We expect to deliver full year 2022 gross margin at the low-end of our target range of 40.0% to 43.0%, primarily due to a strengthening U.S. dollar, along with freight and component price increases. Longer term, we expect to move back up the margin range with a continued shift in camera mix to the high-end, as well as growth in direct-to-consumer sales led by higher margin subscription revenue. We believe continued execution of our strategy and roadmap will expand our TAM and support unit growth along with subscription and service revenue.

We have reviewed our operating expenses and taken proactive measures, including prioritizing certain hiring, while slowing other hiring and taking other actions, to reduce our 2022 operating expenses to a range of between $325 million and $330 million, down from $340 million to $345 million. To execute on planned product roadmap launches, we will continue to invest in product innovation in hardware, software and the cloud experience, as well as in targeted marketing, while continuing to drive efficiencies in all areas of our business.

We expect 2022 and 2023 non-GAAP tax expense to remain low at approximately $1.5 million and $1.7 million, respectively. Non-GAAP tax expense is primarily related to actual cash tax paid as we utilize our U.S. net operating losses and other tax attributes to offset tax expenses. We expect our GAAP effective tax rate in 2022 and 2023 to be approximately 24%.

We expect the above factors to result in 2022 EBITDA of between $150 million and $160 million, down slightly from $168 million in 2021, which would be a very impressive year for GoPro considering the current business environment. We believe the impact of slightly lower annual unit volumes on profitability will largely be offset by savings in operating expenses as well as other operational savings. However, a strong U.S. dollar remains the main reason we expect EBITDA to decline slightly from 2021 as well as from our prior estimates for 2022.

Shifting to the balance sheet, we have established a track record of delivering higher second half cash flows for the past three years and anticipate this trend to continue in 2022. We expect to exit 2022 with Cash between $420 million and $440 million, which contemplates continued share repurchases under our existing program. We expect free cash flow for 2022 to be approximately equal to our expected EBITDA. We expect to end the third quarter with Cash of approximately $340 million inclusive of share repurchases.

Narrowing in on the third quarter 2022, the following table details related guidance expectations.

Third Quarter 2022 Guidance

Q3’22 Guidance
Revenue	$300M +/- $5M
Unit sell-through	700k +/- 25k
Street ASP	~$400
Gross margin	39.0% +/- 50bps
Non-GAAP earnings per share	$0.17 +/- $0.02

We expect to deliver Q3’22 revenue of approximately $300 million, down 5% year-over-year based on the midpoint of guidance, which reflects 5% growth in ASPs and a 10% decline in units. We anticipate Q3’22 sell-through units to decline between 5% and 10% year-over-year to 700,000 units, or down roughly 3% if we exclude lower-end HERO 7 units from Q3’21. And, excluding Fx impacts, revenue in the third quarter would be down approximately 2%. Furthermore, on the demand side, for the third quarter to date, we are running ahead of projected demand in sell-through, which is encouraging relative to our third quarter outlook.

Continued shift of our camera mix to the high-end and growth in subscription revenue is expected to lift our third quarter Street ASP. Accordingly, we estimate third quarter Street ASP to be approximately $400, up 5% year-over-year.

We expect third quarter gross margin to be 39.0% at the midpoint of guidance, down from 43.8% in the prior year quarter, and up slightly sequentially. The year-over-year decline in gross margin percentage is primarily related to a strengthening U.S. dollar, along with freight and component price increases. On a sequential basis, sales of higher-end units and growth in high margin subscription revenue are being tempered by Fx in the third quarter.

We expect to deliver EPS between $0.15 and $0.19, down from $0.34 in Q3’21, with a $0.06 Fx impact embedded in Q3’22 guidance.

We expect shares outstanding to decline slightly to approximately 173 million in the third quarter, and to approximately 172 million in the fourth quarter based on our current stock price.

We believe our business model is performing as expected and we are well-positioned for long-term growth in revenue, profitability, and subscribers. While proactively managing the day-to-day operations, we are actively evaluating options to optimize profitability while staying laser focused on our longer-term strategy and growth initiatives, including:

•Increasing our value proposition and engagement to retain and grow subscribers;
•Continuing to move up the price curve on hardware; and,
•Broadening our hardware and software portfolios by offering new products to expand our TAM.

We are proud of our first half performance and optimistic about our ability to continue to navigate macro challenges well to yield continued profitability and impressive subscription growth.